BRIDGES INVESTMENT MANAGEMENT

POLICY 200: CODE OF ETHICS

Preamble

Bridges Investment Management, Inc (“BIM” or the "Adviser") intends that the provisions of the Code of Ethics be interpreted in a manner consistent with the requirements of SEC Rule 17j-1 and SEC Rule 204A-1, and in the event, any provisions of the Code of Ethics are inconsistent with the provisions of SEC Rule 204A-1 or SEC Rule 17j-1, that the provisions of Rule 204A-1 and Rule 17j-1 shall control.
Section 1 - Definitions
The following definitions establish the applicability of this Code of Ethics to various persons and situations:
(a)"Adviser" means Bridges Investment Management, Inc.

(b)"Access Person" shall have the meeting set forth in Rule 204A-1 and Rule 17j-1 and shall include the persons set forth on Attachment I hereto, which attachment shall be updated from time to time by the Chief Compliance Officer. All BIM employees and/or Directors are currently deemed to be Access Persons. If interns, temporary, and/or contract employees are deemed to have access to recommendations and information that necessitates categorization as an Access Person, they will be categorized as such.

(c)"Advisory Person" shall have the meeting set forth in Rule 17j-1 and shall include the persons set forth on Attachment I hereto, which attachment shall be updated from time to time by the Chief Compliance Officers.

(d)"Affiliated Person" means: (i) a person directly or indirectly owning, controlling, or holding the power to vote, 5% or more of the outstanding voting securities of such other person; (ii) any person 5% or more of whose outstanding voting securities are directly or indirectly owned controlled or held with the power of vote by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person; (iv) any officer, director, partner, co-partner or employee of such other person; (v) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (vi) if such other person is an unincorporated investment company not having a Board of Directors, the depositor thereof.

(e)"Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. This means that an Access Person should generally consider themself to have Beneficial Ownership in any Covered Security in which he or she has a direct or indirect pecuniary interest, which includes securities held by immediate family members who are living in such Access Person's household. In addition, an Access Person should consider himself or herself to have Beneficial Ownership in any securities held by another person where, by reason of any contract, arrangement, understanding or relationship, such Access Person has sole or shared voting or investment power.

(f)“BHC" means Bridges Holding Company, Inc.

(g)“Chief Compliance Officer” means the Chief Compliance Officer of Bridges Investment Management, Inc. unless specifically stated otherwise.

(h)“Client” means individuals and entities for which BIM provides investment management and other services.

(i)"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.
(j)"Covered Security" means a security as defined in Section 2(a)(36) of the Investment Company Act of the Investment Company Act as further defined below including but not limited to shares of Bridges Investment Fund and open-end investment companies for which BIM serves as investment adviser.
For purposes of this Code of Ethics, Covered Security does not include: (i) direct obligations of the government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and FDIC insured bank deposits; (iii) shares issued by open-end investment companies for which BIM does not serve as investment adviser; (iv) shares issued by money market funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds for which BIM does not serve as investment adviser.
(k)"Disinterested Director" means a director of BHC who is deemed independent by the BIM Board of Directors and who at no time is an Access Person or Advisory Person (as such terms are defined in the Code of Ethics).
(l)"Fund” means Bridges Investment Fund unless specifically referenced otherwise.
(m)“Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to rule 504 or rule 506 under the Securities Act of 1933.
(n)“Purchase or sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.
(o)"Security Held or to be Acquired" means:
(i)Any Covered Security which, within the most recent 15 days:
(A)is or has been held by the Fund; or
(B)is being or has been considered by the Fund or Adviser for purchase by the Fund; and
(ii)Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 1(j).
(p)“Security” means:
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Section 2 - Exempted Transactions

The prohibitions of Section 3A of this Code of Ethics shall not apply to:

(a)Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control.

(b)Purchases or sales of securities that are not eligible for purchase or sale by the Fund or BIM clients.

(c)Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

(d)Purchases which are part of an automatic investment plan, as defined in SEC Rule 204A-1 and SEC Rule 17j-1 or purchases that are part of an employer's 401(k) plan.

(e)Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)Acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

(g)Purchases or sales permitted by Section 10(1) of this Code.
Section 3 - Prohibitions

In determining the form and content of a prohibition, persons should bear in mind that Rule 17j-1 is not the exclusive source of restrictions on insider activities. Other provisions of the federal securities laws must also be considered. Employees of investment advisers, in particular, should be mindful of the antifraud and reporting provisions of the Investment Advisers Act of 1940 and the rules thereunder.

A.    No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which they have, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

(1)is being considered for purchase or sale by the Fund or Clients; or
(2)is being purchased or sold by the Fund or Clients; or
(3)has been purchased or sold by the Fund or Clients within the past twenty-four hours;

provided, however, that this Section 3A shall not apply to the purchase or sale of shares of the Fund by Access Persons, and that for purposes of this section, the term "Covered Security" shall not include shares of the Fund. Notwithstanding such proviso, shares of the Fund shall be considered Covered Securities for all other purposes of the Code of Ethics unless otherwise expressly excluded.

B.    It is unlawful for any Access Person or any other Affiliated Person of or principal underwriter for the Fund, or any Affiliated Person of BIM or principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1)To employ any device, scheme, or artifice to defraud the Fund;

(2)To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
(3)To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
(4)To engage in any manipulative practice with respect to the Fund.

Section 4 - Reporting Requirements of Access Persons
A.        Reports Required.    Unless excepted by paragraph 4B of this Section, every BIM Access Person will report to the Chief Compliance Officer:
(a)Initial Holdings Reports.
(i)Not later than 10 days after the person becomes an Access Person, the Access Person shall complete the Initial Holdings Report, attached hereto as Exhibit 1 or the Holdings Report utilized within the electronic reporting system employed by BIM (e.g. MyRIACompliance) to the Chief Compliance Officer, which information shall be current as of a date no more than 45 days prior to the date the report is submitted. This report shall include all Covered Securities beneficially owned by the Access Person. Access Persons may attach account statements to the Initial Holdings Reports identified in Exhibit 1 and certify that all holdings were reflected in the account information provided to BIM.
(ii)Exceptions:
(1)A Disinterested Director of BHC who would be required to make a report solely by reason of being a Director of BHC need not make an initial report.
(b)Quarterly Transaction Reports.
(i)Not later than 30 days after the end of the calendar quarter, the Access Person shall complete the Quarterly Transactions Report, which shall include transactions in all Covered Securities beneficially owned by such Access Person by:
(1)Submitting a completed Quarterly Transaction Report to the Chief Compliance Officer attached hereto as Exhibit 2; OR
(2)Submitting a Transaction Report utilized within the electronic reporting system employed by BIM (e.g. MyRIACompliance) to the Chief Compliance Officer.
(ii)Exceptions:
(1)An Access Person need not make a quarterly transaction report to the Chief Compliance Officer if the information in the report would duplicate information required to be recorded pursuant to other applicable rules and regulations or if the report would duplicate information contained in broker trade confirmations or account statements received by BIM with respect to the Access Person in the time period required.
In lieu of such report, the Access Person shall certify that all quarterly transactions were reflected in the duplicate account information previously and properly delivered to the Chief Compliance Officer.
(2)A Disinterested Director who would be required to make a report solely by reason of being a director, need only make a quarterly transaction report if the director knew or, in the ordinary course of fulfilling his or her official duties, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Advisor considered purchasing or selling the Covered Security.

(c)Annual Holdings Reports.
Each year, the Access Person shall complete the Annual Holdings Report with prior year-end holdings as of December 31, attached hereto as Exhibit 3 or the Holdings Report within the electronic reporting system employed by BIM (e.g. MyRIACompliance) to the Chief Compliance Officer.
Annual Holdings Reports as of December 31 of each year will be due by January 31 of the following year or no later than 45 days after the end of the calendar year and include all Covered Securities beneficially owned by the Access Person.

An Access Person need not complete the Annual Holdings Report identified in Exhibit 3 if the report would duplicate information contained in broker trade confirmations or account statements received by BIM with respect to the Access Person in the time period required.

In lieu of such report, the Access Person shall certify that all holdings were reflected in the duplicate account information previously delivered to BIM.

(i)Exceptions:
A Disinterested Director who would be required to make a report solely by reason of being a director need not make an Annual Holdings Report.

B.    Exceptions from All Reporting Requirements.
(a)An Access Person shall not be required to make any reports under this Section with respect to transactions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect influence or control.

C.    Review of Reports. Reports required to be made by this Section 4 are to be submitted to the Chief Compliance Officer for review.
    No person may review their own reports and to the extent this Code of Ethics requires action by a Chief Compliance Officer, such Chief Compliance Officer's responsibilities under this Code with respect to such reviews shall be carried out by another BIM Compliance Officer or an appropriate designee such as two officers, Assistant Chief Compliance Officer, Chief Investment Officer, Chief Operations Officer, or Chief Executive Officer.

D.        Notification of Reporting Obligation. BIM will identify all Access Persons who are required to make these reports and will inform those Access Persons of their reporting obligation.
E.        Disclaimer of Beneficial Ownership. Any report required within this Section may contain a statement that the report shall not be construed as an admission that the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.
F.        Recordkeeping. BIM will maintain the following at its principal place of business:

(a)A copy of each report made by an Access Person as required by this Section, including any information provided in lieu of the reports, will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place; and
(b)A record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.
Section 5 - Sanctions.
Upon discovering a violation of this Code of Ethics, each person covered by this Code of Ethics shall promptly report any suspected violation to the Chief Compliance Officer . The Board of Directors or Chief Compliance Officer may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors. Additionally, all code of ethics violations must be reported to the PMP Trust Chief Compliance Officer and Board of Trustees of PMP Trust no less frequently than quarterly.
Section 6 - Intentionally Omitted
Section 7 - General Fiduciary Principles
The general fiduciary principles that govern personal investment activities of our covered individuals under this Code of Ethics are:
(1)the duty at all times to place the interest of Fund shareholders and Clients first;
(2)the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any absence of an individual's position of trust and responsibility; and
(3)the fundamental standard that BIM personnel should not take inappropriate advantage of their positions.

Furthermore, BIM agrees to act as a fiduciary with respect to client accounts. Section 206 of the Investment Advisers Act of 1940 prohibits Registered Investment Advisers from engaging in fraudulent, deceptive, or manipulative activities. BIM will put the client’s best interests first. We will act with prudence (with the skill, care, diligence, and good judgment of a professional). We will not mislead, but rather provide conspicuous, full and fair disclosure of all important facts. We will fully disclose conflicts of interest and fairly manage them in the client’s favor.

Section 8 - Applicability of Restrictions and Procedure
This Code of Ethics applies to all Access Persons. All personal transactions involving Covered Securities are covered by this Code of Ethics, except as otherwise provided herein. Consistent with Rule 17j- 1, the category of Access Persons will be construed broadly to include immediate family members sharing the same household with respect to Section 3 (Trading Prohibitions) and Section 9 (Substantive Restrictions on Personal Investing Activities).
Section 9 - Substantive Restrictions on Personal Investing Activities
1.Initial Public Offerings. This Code of Ethics prohibits any Advisory Person from directly or indirectly acquiring any Beneficial Ownership in any securities in an initial public offering in order to preclude any possibility of their profiting improperly from their positions on behalf of an investment company unless such transaction is preapproved as provided in Section 10.

2.Limited Offering. This Code of Ethics requires express prior approval from BIM of any direct or indirect acquisition of Beneficial Ownership of any securities by Advisory Persons in a Limited Offering. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders or an investment advisory client, and whether the opportunity is being offered to an individual by virtue of their position with those companies. Advisory Persons who have been authorized to acquire securities in a Limited Offering should be required to disclose that investment when they play a part in the Fund's or investment advisory client's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by at least two officers of BIM with no personal interest in the issuer.

3.Blackout Periods. This Code of Ethics prohibits any Access Person from executing a securities transaction on a day during which any investment company in his or her complex has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition, this Code of Ethics prohibits any Access Person from buying or selling a security within the past twenty-four hours before or after an investment company that they manage, or BIM clients, trades in that security. Any profits realized on trades within the proscribed periods should be required to be disgorged.

4.Ban on Short-Term Trading Profits. This Code of Ethics prohibits all Advisory Persons from profiting on the purchase and sale, or sale and purchase, of the same or equivalent securities within 30 calendar days for accounts in which Access Person has control. Any profits realized on such short-term trades will be required to be disgorged. In exceptional situations resulting in de minimis profits from an Access Person's attempt to mitigate a loss or strategically rebalance their portfolio, the Chief Compliance Officer, Board, or two members of Senior Management will be permitted to evaluate the circumstances and waive the disgorgement requirement. Option trades executed in line with the exception set forth in Section 10.1(d) are exempted from the 30-day holding period.

5.Gifts. This Code of Ethics prohibits Advisory Persons from receiving any gifts of anything of more than de minimis value from any person or entity that does business with or on behalf of the Fund or BIM. For purposes of this Section, any gift with value in excess of $200 would not be considered de minimis and should be reported promptly to the Chief Compliance Officer.

6.Service as a Director. This Code of Ethics prohibits Advisory Persons (as defined in Attachment I) from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of Fund shareholders and BIM. In the relatively small number of instances in which board service is authorized, Advisory Persons serving as directors normally should be isolated from those making investment decisions through "Chinese Wall" or other procedures.

7.Restricted List. The Advisor may from time to time establish a "restricted list” that includes the names of companies for which the Fund or BIM may have, or are in a position to receive, material, non-public information. Access Persons shall not trade or invest in the securities of any companies on the restricted list.

Section 10 - Compliance Procedures
1.Preclearance. This Code of Ethics requires all Access Persons to "preclear" personal securities investments in Covered Securities before such transactions are initiated, except for the following transactions:
a.Exceptions:

(i)Donations or other gifts of securities to qualified charitable organizations;

(ii)Purchases or sale of exchange traded funds

(iii)De minimis transactions in large-cap issuers with a market capitalization of $5 billion if the value of such purchase or sale, together with the value of all of the Access Person's purchases or sales of securities of such large-cap issuer in any one-month period, would not exceed $100,000;

(iv)Purchases or sales of call or put options that provide exposure only to a list of approved broadly diversified securities indices, and that the $100,000 limit noted in 10.1 (c) above shall apply to the notional value of the underlying option transaction, not just the face value of the option trade itself. The approved indices are limited to the S&P 500 Index, Dow Jones 30 Industrial Index, and Russell 3000 Index and any other broadly diversified securities indices approved by the Chief Compliance Officer.

Regardless of any exception to the preclearance requirement, all transactions in Covered Securities shall be reported pursuant to the quarterly reporting obligations identified in Section 4A(b).

b.Obtaining Preclearance Approval. Access Persons shall complete the Preclearance Transactions Request form attached hereto as Exhibit 4 or the Personal Trading Request within the electronic reporting system employed by BIM (e.g. MyRIACompliance)_and deliver it to the Chief Compliance Officer or an appropriate designee such as two officers, Chief Investment Officer, Chief Operations Officer, or Chief Executive Officer for preclearance approval.

c.Prohibition Against Self Approval. No person may preclear his or her own trades, and to the extent this Code of Ethics requires action by a Chief Compliance Officer and the Chief Compliance Officer also engages in personal securities transactions, such Chief Compliance Officer's responsibilities under this Code with respect to such personal securities transactions shall be carried out by another BIM Compliance Officer or an appropriate designee such as two officers, Chief Investment Officer, Chief Operations Officer, or Chief Executive Officer.

d.Preclearance Denials. If any Access Person requests preclearance and are denied preclearance, such Access Person shall not execute a transaction in that issuer without preclearance for a period of 10 days.

2.Records of Securities Transactions. This Code of Ethics requires all Access Persons to direct their brokers, or other financial intermediaries that may pay for, hold, or receive securities, to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

3.Compliance with FINRA Rules.    Each Access Person is required to notify FINRA broker-dealers that they are an employee of BIM, a registered investment adviser, when opening a brokerage account with such broker-dealer. Access Persons are required to notify BIM, as appropriate, that they have initiated an account opening at a broker, bank or other financial intermediary, and each employee will acknowledge that written instructions have been given to the broker or financial intermediary to send regular or normal transaction confirmations and statements of account to BIM.

4.Post-trade Monitoring. BIM will implement appropriate procedures to monitor investment activity by Access Persons after preclearance has been granted. The system of procedures will seek to identify patterns of personal securities trading occurring before Fund or advisory clients trade and to determine if preclearance was appropriately sought before trading. The Chief Compliance Officer or their approved designee(s) will perform such monitoring.

5.Certification of Compliance with Code of Ethics. This Code of Ethics requires all Access Persons be required to certify annually that they have read and understand this Code and that they recognize that they are subject thereto. Further, Access Persons should be required to certify annually that they have complied with all of the requirements of this Code of Ethics and they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

a.This Code of Ethics also requires BIM to certify, when adopting or making any material changes to its code, that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.
6.Review by the Board of Trustees of the PMP Trust. BIM will prepare a written annual report to the Board of Trustees of the PMP Trust, at a minimum:

a.summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;
b.identifies any violations requiring significant remedial action during the past year and the sanctions imposed in response to the violations;
c.identifies any recommended changes in existing restrictions or procedures based upon the Fund's, Advisor's or principal underwriter's experience under the code of ethics, evolving industry practices, or developments in applicable laws or regulations; and
d.certifies that BIM has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.
e.BIM will maintain a copy of each report at its principal place of business for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

Section 11 - Authorizers for Preclearance
The Chief Compliance Officer is the primary authorizing person for preclearance of personal securities transactions. In the absence or non-availability of the Chief Compliance Officer, preclearance authorization shall be carried out by another BIM Compliance Officer or an appropriate designee such as two officers, Chief Investment Officer, Chief Operations Officer, or Chief Executive Officer.

No person may preclear his or her own trades, and to the extent this Code of Ethics requires action by a Chief Compliance Officer and the Chief Compliance Officer also engages in personal securities transactions, such Chief Compliance Officer's responsibilities under this Code with respect to preclearance authorization shall be carried out by another BIM Compliance Officer or an appropriate designee such as two officers, Chief Investment Officer, Chief Operations Officer, or Chief Executive Officer.

Section 12 - Filing of Reports by Access Persons and Other Persons and Entities
Reports required to be filed under this Code of Ethics should be directed to the Chief Compliance Officer. The Chief Compliance Officer may delegate review functions of these materials to authorized employees of BIM or officers or agents elected or appointed by the Board of Directors.

Section 13 - Discipline
Employees and other persons who willfully violate this Code of Ethics may expect disciplinary action appropriate to the situation involved. Penalties applied by other investment advisers and investment companies are published in industry association communications and SEC releases. These disciplinary actions should be described as harsh in the context of our subject companies; nonetheless, they could form the basis of actions and fine assessments taken by the management and directors of the entities bound by this Code of Ethics.
Section 14 - Confidentiality
Reports that are filed by persons or entities under this Code of Ethics will be handled in a confidential manner. The information will be reviewed only by senior corporate officers on a need-to-know basis or by a certified public accountant or attorney or qualified parties authorized by the Board of Directors if BIM desires to retain outside reviewers to prepare summary reports.
Section 15 - Adoption and Approval of Code of Ethics
1.This Code will be approved by the Board of Trustees of PMP Trust. The Board of Trustees of PMP Trust will also approve any material changes to this Code no later than six months after the adoption of the material change.
2.This Code will be reviewed and approved by the BIM Board of Directors at least annually and the Board of Directors will approve any material changes to this code no later than six months after adoption of the material change.
3.BIM will maintain a copy of its current code of ethics and any code of ethics that was in effect within the past five years in an easily accessible place at its principal place of business.

Section 16 - Standards of Conduct for Access Persons
1.Access Persons are expected to adhere to the highest level of ethical standards in the conduct of their business, consistent with the long-standing history of high ethical conduct by the Bridges entities and their outstanding reputation for honesty, integrity and professionalism in treatment of clients. Access Persons are required to comply with all applicable state and federal laws and regulations, including federal securities laws, and general fiduciary principles as set forth in Section 7 of the Code of Ethics.
2.The applicable federal securities laws Access Persons are required to comply with include the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all regulations adopted by the SEC or other federal regulatory agency pursuant thereto.
Section 17 - Reporting Violations under the Code of Ethics
1.Reporting Violations to Chief Compliance Officer - Violations, or suspected violations, of the Code of Ethics shall be reported to the Chief Compliance Officer for remedial action; provided, however, that if the suspected violation of the Code of Ethics is by the Chief Compliance Officer, or if the Chief Compliance Officer is unavailable within a reasonable period of time, the violation shall be reported to the Chairman, President, or one or more members of the Board of Directors.
2.Confidentiality - Reports of possible violations of the Code of Ethics will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports of possible violations may be submitted to the Chief Compliance Officer anonymously.

3.Retaliation is Prohibited - Retaliation against an individual who has reported a violation or suspected violation of the Code of Ethics is prohibited and shall constitute a further violation of the Code of Ethics.

Section 18 – Outside Business Activities

Employment of any outside business activity by an associated person of BIM may result in possible conflicts of interests for the associated person or for the firm and therefore must be reviewed and approved by the Chief Compliance Officer. In addition, outside business activities must be disclosed on Form U4 for those associates registered with FINRA or individual states and if applicable, the Form ADV. Outside activities which must be reviewed and approved include, but are not limited, to the following:

1.Being employed or compensated by any other entity;
2.Being active in any other business including part-time, evening or weekend employment;
3.Serving as an officer, director, partner, or in some other similar capacity for any other entity;
4.Ownership interest in any non-publicly traded company or other private investments; or
5.Any public speaking or writing activities.

Written approval from BIM for any of the above activities must be obtained by supervised persons prior to engaging in the activity. All supervised persons must complete and submit an Outside Business Activities Disclosure Form at the time such activities will begin. The Chief Compliance Officer or their designee will review outside business activities of supervised persons to determine if any activity could be a conflict of interest with the rules and regulations of the applicable regulatory authorities. In addition, activities will be reviewed to ensure they do not interfere with any of the supervised person’s responsibilities with BIM.

Access Persons shall complete the Outside Business Activity Request Form (Exhibit 5) or the Outside Business Activities request utilized within the electronic reporting system employed by BIM (e.g. MyRIACompliance) and submit such requests for approval from the Chief Compliance Officer.

Section 19 – Prohibited Service as a Director to Companies owned by Bridges Investment Fund

1)Background - Investment professionals often have an extensive knowledge of companies in the industries in which they invest. They are attuned to identifying the factors that may distinguish the most successful companies from their peers. As such, these investment professionals are often sought by both private and public companies to serve either on an advisory panel or as a director of the company. Investment professionals often consider accepting these offers because it provides them expanded access to industry information and insight into the operation of companies in the industry. When an investment professional serving on either an advisory board or as a director of a company makes the decision to invest in that company, conflicts of interest may arise. Even when the investment professional has only the best interests of his shareholders in mind, to third parties the decision may appear tainted because of the investment professional’s position as an insider. This status is most often evidenced by restrictions the company places on trading by its board members. Therefore, the Board of Professionally Managed Portfolios that oversees the Bridges Investment Fund has adopted the following policy regarding service as a director for which Bridges Investment Management abides.

2)Policy - BIM Access Persons and employees shall not serve as a director or member of an advisory board of a company that is held as an investment in a series of Professionally Management Portfolio Master Series Trust (i.e. Bridges Investment Fund). Further, BIM shall not invest the assets of such series in a company where a BIM Access Person or employee of BIM is also an investment professional currently serving as a director or member of an advisory board of such company.

EXHIBIT 1
Initial Holdings Report

EXHIBIT 2
Quarterly Transaction Report

BRIDGES INVESTMENT MANAGEMENT BRIDGES TRUST BRIDGES TRUST SOUTH DAKOTA BRIDGES INVESTMENT FUND

QUARTERLY TRANSACTION REPORT

Quarter 1 ☐ *Quarter 2* ☐ *Quarter 3* ☐ *Quarter 4* ☐
Mark the applicable Quarter this report applies

Unless otherwise indicated, this Quarterly Transaction Report shall be completed no later than 30 days after the end of the calendar quarter.

The information in this report will be disclosed to the Board of Directors to comply with the firms' and its affiliates' Code of Ethics policies. If you object to this sharing of information, you should notify the Bridges Investment Management Chief Compliance Officer of your objection in writing at the time you submit your report.

Please complete the following for transactions during the previous calendar quarter in Covered Securities in which you had any direct or indirect beneficial ownership interest. If you have additional transactions than the form provides space, please attach additional forms or the applicable brokerage statement(s).

If you do not have transactions to report or are not required to file this Quarter Transaction Report, please enter an "X" in the "I have no transactions to report box" and complete the remainder of the form.

☐ *I have no transactions to report*

Transactions:

Date	Title of Security	Ticker or CUSIP	Number of Shares or Principal Amount	Buy or Sell	Price	Interest Rate and Maturity Date (debt securities)	(Acct) Broker

1 - Covered Security is defined in Section 2(a)(36) of the Investment Company Act as further defined within the Code of Ethics and includes most securities including but not limited to shares of Bridges Investment Fund. Exclusions include direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, FDIC insured bank deposits, money market funds, open-end investment company shares for which BIM does not serve as investment adviser. 2 -Principal amount, interest rate and maturity debt (for debt securities). 3-Purchase, Sale or any other type of acquisition or disposition. 4-Name of broker, dealer or bank through which the transaction was affected.

Account Institutions: Please list the name of any financial institution with whom you maintain an account in which any securities were held for your direct or indirect benefit during the previous quarter.

Financial Institution	Account Established Date	Financial Institution	Account Established Date

I hereby certify that the above information is true and correct to the best of my knowledge and belief. This information is submitted on a confidential basis.

Employee Signature: ______________________ Employee Name ______________________

Date ______________________

EXHIBIT 3
Annual Holdings Report

EXHIBIT 4
Preclearance Transactions Report

EXHIBIT 5
OUTSIDE BUSINESS ACTIVITY REPORTING FORM

Outside Business Activity - Reporting Form
Bridges Investment Management, Inc.

Employee Name: ______________________________________________________________
As a registered investment adviser, Bridges Investment Management, Inc. has a fiduciary duty to provide full and fair disclosure to our clients. This disclosure includes any situations that may present a conflict of interest. In order to make sure that we provide proper disclosure to our clients, Bridges Investment Management, Inc. must retain a current record of all outside business activities conducted by supervised persons.

It is important that you notify us promptly if you are, or plan to be, involved in any outside business activity or employment.

Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client. Notification must be made prior to engaging in any outside activities or employment.

The following information must be completed fully and accurately. Completion and submission of this Form will be considered your notification to Bridges Investment Management, Inc. of any outside business activities or employment that you will engage in. A copy of this Form should be retained for your records and changes should be reported promptly. A separate form should be completed for each activity.
1.Are you currently or do you plan to be involved in any outside business activity or serve on the board of directors of a charitable, civic, religious, fraternal tax-exempt organization or in some other control capacity within the organization of a current or potential client?

Yes _____ No _____ If yes, please answer the following questions

2. Full legal name of the other business: _____________________________________________

3. Are you using a Doing Business As Name (d/b/a) with this outside activity?

Yes ___ No ___

If yes, d/b/a name: ________________________________________________________

4. Organizational status of business (i.e. corp, partnership, sole prop, LLC): ________________

5. Address of other business: _____________________________________________________
Street city state zip
6. Phone Number: (_____) ______ - ______________

7. Is this business investment related? Yes ___ No ___

8. Nature of other business (i.e. insurance agency, real estate, etc.): _________________

9. Which of the following describes your role:

W-2 employee __ 1099 employee __ Officer __ Director __ Manager __

Other (explain): ____________________________

10. Your position, title or relationship with company: ____________________________

11. Date of employment: _________________

12. Are you: Full Time ___ Part Time ___

13. Your obligation to the other business:

Number of hours per month: _____ Number of hours during trading hours: __________

14. Briefly describe your primary duties relating to the other business:___

15. What products or services are offered through this business?
______________________________________________________________________________

16. How are you compensated by this business? _____________________________________

17. What is your estimated gross annual compensation from this activity/job? ___________

18. What percentage of your gross annual income does this represent? _______%

19. Please indicate your ownership interest: (Check all that apply)

None ______ 100% Owner ______

Partner (Partnership) Ownership: ____% General Partner ____ Limited Partner ____

Shareholder (Corporation) Ownership: ____% Majority ____ Minority ____

Member (LLC) Ownership: ____% Managing Member ____ Non-Managing Member ____

20. If you indicated an ownership interest in this business, what is the total dollar amount of such interest?

$_______________

21. Are any of your advisory clients also clients of this business? Yes ___ No ___
22. Do you maintain a separate bank account for this business? Yes ___ No ___

23 If you do not own 100% of this business, please complete the following:

Name(s) of other owners, their ownership percentage, and whether the individual or entity is now, or has ever been registered or licensed as an Investment Adviser (IA), Investment Adviser Representative (IAR), Broker-Dealer (BD), or Registered Representative (RR):
Name Percentage Registered
________________________________________ _______ % Yes ___ No ___

________________________________________ _______ % Yes ___ No ___

________________________________________ _______ % Yes ___ No ___

If any of the above listed owners is a business entity, do you have any ownership interest in that entity?

Yes ___ No ___ If yes, what percentage? _____%

Which entity? _______________________________________________________________

If any of the above individuals or entities are now or previously were registered with any of the following regulators: SEC, FINRA/NASD or state, as a RIA, IAR, BD, or RR (status), please complete the following:
Name                             Status         Jurisdiction
________________________________________     _______     __________________
________________________________________     _______     __________________
________________________________________     _______     __________________

24. Is this activity currently disclosed on your Form U4? Yes ___ No ___

I hereby certify that the information provided in this document is complete and accurate to the best of my knowledge. I authorize Bridges Investment Management, Inc. to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. In addition, I authorize these entities or individuals to release to Bridges Investment Management, Inc. any information that it requests about my employment, affiliation and/or activities with this organization. I understand that I am responsible for providing current and accurate information to Bridges Investment Management, Inc.. If any of the above information changes or becomes inaccurate, I will promptly notify Bridges Investment Management, Inc..

______________________________________________ __________________
Signature                             Date

Received and Reviewed:
Verifications/Notes/Comments:

________________________________ _________________
CCO Signature                     Date